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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 6, 1995 (which report contains an explanatory paragraph referring to significant uncertainties as to the Company's ability to continue as a going concern and certain pending litigation as to which an estimate of the likelihood of an unfavorable result cannot be made at this time) relating to the consolidated financial statements of Value Holdings, Inc. appearing in such company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995.




/s/ RACHLIN COHEN & HOLTZ
------------------------
RACHLIN COHEN & HOLTZ

Miami, Florida
February 14, 1996